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Exhibit 99.(a)(vi)

Northwest Airlines Corporation
Pilot Stock Option Exchange Program
Confirmation of Receipt of Change in Election

Employee Number:

Employee Name:

        We have received your Change in Election. Based on what we have received from you to date, you have elected NOT to exchange your Eligible Stock Options and/or Stock Appreciation Rights pursuant to the Company's Offer to Exchange dated June 27, 2003.

        Please note that you may change your previous election(s) at any time before 5 P.M. Central Time on July 30, 2003. If we extend the offer to exchange beyond that time, you may change your previous election at any time until the extended expiration date of the offer.

        Please retain this confirmation for your records.

        If you have any questions regarding the above, please submit your questions in writing via email to exchangeoffer@nwa.com, via fax to (612) 726-3509, or via hand delivery or overnight courier to Northwest Airlines, Inc., Human Resources, Dept. A1420, 2700 Lone Oak Parkway, Eagan, MN 55121-1534, Attn: Pilot Stock Option Exchange Program and reference the Pilot Stock Option Exchange Program.

Northwest Airlines Corporation
Date / Time

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  Exhibit 99.(a)(vi)
Northwest Airlines Corporation Pilot Stock Option Exchange Program Confirmation of Receipt of Change in Election